                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement         |_|  Confidential, For Use of the
|X|   Definitive Proxy Statement               Commission Only (as permitted by
|_|   Definitive Additional Materials          Rule 14a-6(e)(2)
|_|   Soliciting Material Pursuant to
       Rule 14a-11(c) or Rule 14a-12

                             STERLING VISION, INC.
                             ---------------------
               (Name of Registrant as Specified in its Charter)


           -----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how its was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials:

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                             STERLING VISION, INC.
                            1500 Hempstead Turnpike
                            East Meadow, NY  11554

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held June 26, 1998

      The Annual Meeting of Shareholders of Sterling Vision, Inc. ("Sterling" or the "Company") will be held at 1500 Hempstead Turnpike, East Meadow, New York 11554, on Friday, the 26th day of June, 1998, at 10:00 a.m. (local time), for the following purposes:

      (1) to elect three Class 1 Directors to the Company's Board of Directors to hold office until the 2000 Annual Meeting of Shareholders or until each of their respective successors shall have been duly elected and qualified;

      (2) to ratify the action taken by the Board of Directors on December 12, 1997, in granting to each of Drs. Robert, Alan and Edward Cohen options to purchase 66,667 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as additional consideration for each of said person's making a loan to the Company, in the amount of $666,666.67;

      (3) to ratify the action taken by the Board of Directors on December 12, 1997, in granting to Jay Fabrikant, a Director of the Company, options to purchase 200,000 shares of the Company's Common Stock in consideration of his assisting the Company in the development and expansion of its third party, managed care programs;

      (4) to ratify the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the 1998 fiscal year; and

      (5) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

      ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                          By:/s/ Joseph Silver
                                             --------------------
                                             JOSEPH SILVER,
                                             Secretary

April 30, 1998

                             STERLING VISION, INC.
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                           To be held June 26, 1998

                                 INTRODUCTION

          This Proxy Statement is being furnished to shareholders of record of Sterling Vision, Inc. ("Sterling" or the "Company") as of April 24, 1998, in connection with the solicitation, by the Board of Directors of Sterling, of proxies for the 1998 Annual Meeting of Shareholders to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554 on Friday, June 26, 1998, at 10:00 a.m. (local time), or at any and all adjournments thereof (the "Annual Meeting" or "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is annexed. The approximate date of mailing to Shareholders of this Proxy Statement, enclosed form of Proxy and the Company's Annual Report, is May 8, 1998.

                      OUTSTANDING STOCK AND VOTING RIGHTS

          The Board of Directors has fixed the close of business on April 24, 1998 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company on that date will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, the Company had outstanding 14,322,863 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. In addition, the Company, on such date, had outstanding thirty-five (35) shares of a class of its Preferred Stock, par value $.01 per share (the "Preferred Stock") designated as "Senior Convertible Preferred

Stock", each of which shares had no voting power.

          The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Meeting is required for the election of Directors. For all matters to be considered at the Annual Meeting, generally a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The Directors and officers as a group have indicated their intention to vote "FOR" the election, to the Board of Directors, of the individuals named as nominees herein, and "FOR" each of the other items to be considered at the Annual Meeting.

          If the enclosed Proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

          Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and if no such instructions are indicated thereon, will be voted in favor of the nominees named below for election as Directors and for the other proposals referred to below. In their discretion, the Proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Meeting that the Board of Directors of the Company did not know, within a reasonable time prior to this solicitation, would be presented at the Meeting.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information, as of April 24, 1998, regarding the beneficial ownership of the Company's Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock; (ii) each Director of the Company; (iii) each Named Executive Officer (as hereinafter defined) of the Company; and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of Jay Fabrikant is 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. The address of Joel Gold is 630 Fifth Avenue, New York, New York 10111. The address of Lancer Group is 375 Park Avenue, New York, New York 10152 The address of all persons listed below, other than Mr. Fabrikant and Mr. Gold, is 1500 Hempstead Turnpike, East Meadow, New York 11554.


                                                  Beneficial             Percent
            Name                                   Ownership            of Class
            ----                                   ---------            --------

Dr. Robert Cohen ..........................        968,657(1)(2)          6.8%
Dr. Alan Cohen ............................      1,298,657(1)(2)(3)       9.1%
Dr. Edward Cohen ..........................        371,295(1)             2.6%
Stefanie Cohen Rubin ......................        764,826                5.3%
Allyson Cohen .............................        764,826                5.3%
Jeffrey Cohen .............................        764,826                5.3%
Meryl Cohen a/c/f Gabrielle Cohen .........      1,147,239                8.0%
Meryl Cohen a/c/f Jaclyn Cohen ............      1,147,239                8.0%
Meryl Cohen ...............................      2,294,478(4)            16.0%
Joel Gold .................................         26,500(5)               *
Jerry G. Lewis ............................         83,333(6)               *
Joseph Silver .............................        145,178(7)             1.0%
Jerry Darnell .............................        145,178(8)             1.0%
Dr. Nicholas Shashati .....................          6,667(9)               *
Charles Raab ..............................            -0-                 -0-
William J. Young ..........................            -0-                 -0-
Jay Fabrikant .............................        143,340(10)            1.0%
Lancer Group ..............................        970,877(11)            6.8%
All Directors and executive
officers as a group (11)
persons) ..................................      3,188,805(12)           22.3%

-------------------------
*     less than 1%

(1) This number includes options to purchase 66,667 shares of Common Stock, subject to the approval of the grant thereof at the Annual Meeting.

(2) This number includes 100,000 presently exercisable options granted to each of Drs. Robert and Alan Cohen, as the designees of Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen. Excludes an additional 50,000 options granted to each of Drs. Robert and Alan Cohen which are subject to certain vesting requirements.

(3) This number excludes 2,294,478 shares of Common Stock beneficially owned by Meryl Cohen, the wife of Dr. Alan Cohen, as custodian for their children, Gabrielle and Jaclyn Cohen, of which shares Dr. Cohen disclaims beneficial ownership.

(4) Meryl Cohen is deemed to be the beneficial owner of the shares of Common Stock held by her as custodian for her children, Gabrielle and Jaclyn Cohen.

(5) This number represents 1,500 shares of Common Stock owned by Mr. Gold's minor children and includes warrants: (i) to purchase 10,000 shares of Common Stock at $5.81 per share (the "A-Warrants"); and (ii) to purchase

     15,000 shares of Common Stock at $9.00 per share (the "B-Warrants"), which B-Warrants were part of 220,000 warrants granted to the underwriters of the Company in connection with the Company's initial public offering (consummated in December, 1995) and were transferred to Mr. Gold on March 27, 1996. Such B-Warrants are exercisable at any time prior to December 26, 2000. At the time the B-Warrants were transferred to Mr. Gold, Mr. Gold was a Managing Director of Fechtor, Detwiler & Co., Inc., which acted as an underwriter in connection with the Company's initial public offering. The A Warrants are exercisable at any time prior to February 12, 2008.

(6) This number represents the right to acquire 83,333 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(7) This number represents the right to acquire 145,178 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(8) This number represents the right to acquire 145,178 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(9) This number represents the right to acquire 6,667 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(10) This number includes: (i) the right to acquire 10,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options; and (ii) options to purchase an additional 133,340 shares of Common Stock, subject to the approval of the grant thereof at the Annual Meeting.

(11) This number includes and/or represents: (i) 550,172 shares of Common Stock owned by Lancer Partners, L.P., together with warrants to purchase an additional 68,200 shares of Common Stock; (ii) 320,705 shares of Common Stock owned by Lancer Offshore, Inc., together with warrants to purchase an additional 15,600 shares of Common Stock; (iii) the right of

     Lancer Voyager Fund to acquire 6,500 shares of Common Stock upon the exercise of warrants; and (iv) the right of Michael Lauer to acquire 9,700 shares of Common Stock upon the exercise of Warrants. Excludes the right to acquire up to an additional 50,000 shares of Common Stock upon the exercise of additional warrants issuable(on a pro- rata basis) to each of the above entities and individual upon the exercise of the above described warrants within a specified period of time.

(12) This number includes: (1) the right to acquire 615,356 shares of Common Stock upon the exercise of presently exercisable, outstanding options and warrants; and (ii) the right to acquire an additional 333,341 shares of Common Stock, within sixty (60) days of the date hereof, upon the exercise of options, the grants of which are subject to approval at the Annual Meeting. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 948,697 shares of Common Stock for which the Company's Directors and executive officers, as a group, hold currently exercisable options or warrants, (including those options which require shareholder approval), have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such Directors and executive officers as a group.



                       DIRECTORS AND EXECUTIVE OFFICERS

      The Board of Directors consists of six Directors. The Directors of the Company are divided into two classes, designated as Class 1 and Class 2, respectively. Directors of each class will be elected at the Annual Meeting of the Shareholders of the Company held in the year in which the term of such Class expires, and will serve thereafter for two years. All Directors serve until their respective successors are duly elected and qualified or until an earlier resignation, removal from office, retirement or death. Mr. Jerry Lewis, Mr. Jay Fabrikant and Dr. Edward Cohen presently serve as Class 1 Directors and are scheduled to hold office until the Annual Meeting. Drs. Robert and Alan Cohen and Mr. Joel Gold presently serve as Class 2 Directors and are scheduled to hold office until the 1999 Annual Meeting of Shareholders.

Item 1.     ELECTION OF DIRECTORS (PROPOSAL 1)

      The Board of Directors has nominated Mr. Jerry Lewis, Mr. Jay Fabrikant and Dr. Edward Cohen to serve as Class 1 Directors until the 2000 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

      The following table lists the current Class 1 and Class 2 Directors of the Company:

Class 1 - Term Expires in 1998
------------------------------

Jerry Lewis (Current Director standing for election at the Annual Meeting) Jay Fabrikant (Current Director standing for election at the Annual Meeting) Dr. Edward Cohen (Current Director standing for election at the Annual Meeting)

Class 2 - Term Expires in 1999
------------------------------

Dr. Robert Cohen (Current Director)
Dr. Alan Cohen (Current Director)

Mr. Joel Gold (Current Director)

      Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following three nominees: Mr. Jerry Lewis, Mr. Jay Fabrikant and Dr. Edward Cohen. Each nominee for Director has consented to serve on the Board of Directors and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select; however, at the present time, the Board of Directors knows of no reason why any nominee might be unable to serve. Shareholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the enclosed Proxy Card.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

      Set forth below is certain information with respect to each of the nominees for the office of Director, each Director and each other executive officer or key employee of the Company.

Directors, Executive Officers and Key Employees

      The executive officers, Directors and key employees of Sterling are as follows:

Name                  Age  Position
----                  ---  --------

Robert Cohen, O.D.    54    Chairman of the Board of Directors
Alan Cohen, O.D.      47    Vice-Chairman of the Board of Directors
Jerry Lewis           52    President, Chief Executive Officer, Chief Operating Officer and
                             Director
William J. Young      48    Executive Vice President-Finance, Chief Financial Officer and
                             Treasurer
Joseph Silver         52    Executive Vice President, Secretary and General Counsel
Jerry R. Darnell      47    Executive Vice President-Franchising
Edward Cohen, O.D.    59    Director
Joel L. Gold          56    Director
Jay Fabrikant         41    Director
Nicholas Shashati     38    President-VisionCare of California
Charles Raab          50    Chief Financial Officer - Insight Laser Centers, Inc.


      Dr. Robert Cohen has served as Chairman of the Board of Directors of

Sterling since its inception. He also served as Chief Executive Officer of Sterling from inception until October 1995. His principal office is located at the Company's executive offices in East Meadow, New York. Dr. Robert Cohen and his brothers, Drs. Edward Cohen and Alan Cohen, together with certain members of their immediate families (collectively, the "Cohen Family"), are the principal shareholders of Sterling. In addition, Dr. Robert Cohen, together with his brother, Dr. Alan Cohen, are the sole members of Meadows Management, LLC ("Meadows") which, in 1997, rendered consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as President and a director of Cohen Fashion Optical, Inc. ("CFO"), which currently maintains its principal offices in the Company's executive offices in East Meadow, New York. Dr. Cohen and his brothers, Drs. Edward Cohen and Alan Cohen, together with certain members of their immediate families, also are the sole shareholders of CFO. CFO engages in the operation and franchising of retail optical stores similar to those operated and franchised by the Company. Dr. Cohen is a director of, and, together with Dr. Alan Cohen and certain members of their respective immediate families, is a shareholder of Fast Cast Corporation, f/k/a Rapid Cast ("Rapid Cast"), which offers for sale equipment and supplies to produce ophthalmic lenses. Additionally, he, together with Jay Fabrikant, are directors of National Health Plan Plus, Inc., a multi-state health, life, disability and managed care company, as well as a director of Daleen Technology, a computer software company. Dr. Cohen is also an officer and a director of several management and real estate companies and numerous other businesses.

      Dr. Alan Cohen has served as a Director of Sterling since its inception. He also served as Chief Operating Officer of Sterling from 1992 until October, 1995, when he became Vice-Chairman of the Board of Directors of Sterling. His principal office is located at the Company's executive offices in East Meadow, New York. Dr. Alan Cohen and his brothers, Drs. Edward Cohen and Robert
Cohen, together with certain members of their immediate families, are the principal shareholders of Sterling. In addition, Dr. Alan Cohen, together with his brother, Dr. Robert Cohen, are the sole members of Meadows which, in 1997, provided consulting services to the Company. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also been a director, principal shareholder and officer of CFO. Dr. Cohen is a director of, and, together with Dr. Robert Cohen and certain members of their respective, immediate families, is a shareholder of Rapid Cast. He is also an officer and director of several management and real estate companies and numerous other businesses.

      Jerry G. Lewis was appointed President and Chief Operating Officer of Sterling in May 1997, and Chief Executive Officer in January 1998. From 1990 through 1997, Mr. Lewis served as Managing Director of SpecSavers Optical

Superstores, a retail optical group doing business in the United Kingdom and Ireland. Mr. Lewis is a qualified optician, and previously held senior management positions with Bausch & Lomb, Inc. and American Optical, Inc., both in the United States. During his twenty years with both companies, he worked in most international markets and was responsible for individual country operations for both sales and manufacturing. Mr. Lewis has belonged to several professional organizations in Europe and has been a speaker at International Optical Symposia. He also directed the Annual European Research Symposium on Contact Lenses, for Bausch & Lomb, in 1984 and 1985.

      William J. Young joined the Company in March 1998 as its Executive Vice President-Finance, Chief Financial Officer and Treasurer. From December 1987 through March 1998, Mr. Young served in various capacities with Sbarro, Inc., an 800 store restaurant chain, first, as its Director of Internal Audit, thereafter, as its Controller, and, finally, as its Director of Corporate Finance. Mr. Young has been a Certified Public Accountant for more than ten years.

      Joseph Silver has served as Executive Vice President and Secretary of, and General Counsel to, the Company since March 1992. From May 1985 to December 1991, Mr. Silver served as General Counsel to The Trump Organization, located in New York, New York. Mr. Silver is a member of the New York State Bar, and received a Juris Doctorate degree from Brooklyn Law School in 1969. In addition to the services which Mr. Silver provides to the Company, he also provided legal services to other persons or entities, including persons and entities which are affiliates of the Company, although such legal services (except with respect to two wholly-owned subsidiaries of the Company and except for legal services rendered for no consideration) ceased upon consummation of the Company's initial public offering. Mr. Silver, together with his wife, are the principal stockholders of RJL Optical, Inc., the franchisee of the Sterling Optical Store located in Great Neck, New York, which is presently being managed by the Company.

      Jerry Darnell has served as Sterling's Executive Vice President Franchising since July 1992. From February 1990 through December 1991, Mr. Darnell served as Director of Franchise Development for Physicians Weight Loss Centers, Inc., located in Akron, Ohio. From July 1989 to February 1990, he was Senior Vice President of Formu-3 International, Inc., a company operating company owned and franchised weight loss centers, located in Canton, Ohio. From August 1988 to July 1989, Mr. Darnell was Vice President of
Franchise Development of Medicine Shoppe International, Inc., a company in the business of franchising retail pharmaceutical stores, located in St. Louis, Missouri, having first been associated with that company, as a consultant, in November 1987. Mr. Darnell is a member of the International Franchise Association, served as Chairman of its trade show exhibit committee and has served as a franchise consultant to many franchise organizations where he has been a seminar leader. He has also been a keynote speaker for national sales and business organizations.

      Dr. Edward Cohen has served as a Director of Sterling since July 1992. He also served as Vice President of Sterling from July 1992 until October 1995. Dr. Edward Cohen and his brothers, Drs. Robert Cohen and Alan Cohen, together with certain members of their immediate families, are principal shareholders of Sterling. For more than 16 years, Dr. Edward Cohen has also been a director, shareholder and officer of CFO. Dr. Cohen is also an officer and a director of several management and real estate companies and numerous other businesses.

      Joel L. Gold has served as a Director of Sterling since December 1995. He is currently a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm located in New York City. From April, 1996 to September, 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March, 1995 to April, 1996, a Managing Director of Fechtor, Detwiler & Co., Inc. ("Fechtor"), a representative of the underwriters for the Company's initial public offering. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns"). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director of Concord Camera Corp., a manufacturer and distributor of cameras ("Concord"); Life Medical Sciences, a biotechnological company ("Life"); BCAM Corporation, a provider of ergonometric services ("BCAM"); and PMCC Financial Corp., a specialty, consumer finance company. He currently serves on the Compensation Committee of each of Concord, Life and BCAM.

      Jay Fabrikant has been actively engaged in the health care field for over 15 years. Mr. Fabrikant, since 1983, has been the President of Medical Development Systems, Inc., a health care consulting firm. Mr. Fabrikant has been the Chairman and Chief Executive Officer of Total Health Systems, a NASDAQ (NMS) traded firm, Chairman and Chief Executive Officer of Advanced Healthcare Systems, Inc., a New Jersey State Certified Managed Care Organization, President of The New York Health Plan, Inc., and the founder and initial Chairman and Chief Executive Officer of National Health Plan Plus, Inc., a multi-state health, life, disability, and managed care company. Mr. Fabrikant has also been on several governmental panels for health care regulation.

      Dr. Nicholas Shashati has been the Director of Professional Services of the Company since July, 1992 and, since March 1, 1998, President of VisionCare of California ("VCC"). Dr. Shashati earned a Doctor of Optometry degree from Pacific University of California in 1984, and received a Bachelor of Science degree from Pacific University and a Bachelor of Science degree in Biology from San Diego State University. Dr. Shashati is licensed as an optometrist in the States of New York, California, Arizona and Oregon. He is Chairperson for the Quality Assurance Committee of the Company, as well as a Practice Management Consultant.

      Charles Raab has been employed by Insight Laser Centers, Inc. ("Insight") since February, 1996, and, in March, 1996, was elected as its Chief Financial Officer. Prior to joining Insight, Mr. Raab served as President of Empire Fiscal Management, Inc., ("Empire"), since 1986. Prior to joining Empire, he held Chief Financial Officer positions, over a twelve year period, with the Osteopathic Hospital, and Clinic located in Queens, New York and the New York Medical College/Flower Fifth Avenue Hospital, located in New York City.


      All officers of the Company serve at the discretion of the Board of Directors. Except for Drs. Robert Cohen, Alan Cohen and Edward Cohen being brothers, there are no family relationships between any Director, executive officer or person nominated or chosen to become a Director or officer and any other such persons.

                     OPERATION OF THE BOARD OF DIRECTORS

      During the fiscal year ended December 31, 1997, the Board of Directors of the Company held three meetings in person, held an additional three meetings telephonically, and acted by written consent six times. Each Director attended at least 75% of the meetings held by the Board of Directors during the period in which such Director served, including the meetings held by the Committees on which such Director served.

Committees of the Board

      The standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee, the Independent Committee and the Right of First Refusal Committee.

      The Executive Committee, whose members are Drs. Robert and Alan Cohen and Jerry Lewis, is generally authorized to exercise the powers of the Board of Directors in connection with the management of the Company; provided, however, that the Executive Committee does not have the authority to submit to shareholders any action that needs shareholder approval under law, fill vacancies in the Board of Directors or in any Committee, fix the compensation of Directors for serving on the Board of Directors or on any Committee, amend or repeal the By-Laws of the Company or adopt new by-laws of the Company, or, as may be further limited by applicable law, the Company's Certificate of Incorporation or By-Laws. The Executive Committee was established in December, 1995, met nine times during the year ended December 31, 1997, and acted once by unanimous written consent.

      The Audit Committee, whose members are Joel Gold, Jay Fabrikant and Jerry Lewis, recommends the selection of the Company's independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. The Audit Committee was established in December, 1995 and met once during the year ended December 31, 1997.

      The Compensation Committee, whose members are Drs. Robert and Alan Cohen and Joel Gold, administers the Company's 1995 Stock Incentive Plan and recommends to the Board of Directors the salaries and bonuses of the executive officers of the Company. The Compensation Committee was established in December, 1995, met three times during the year ended December 31, 1997, and acted twice by unanimous written consent.


      The Independent Committee, whose members are Joel Gold, Jerry Lewis and Jay Fabrikant, is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its Directors, officers, principal shareholders, and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFO, a retail optical company owned by certain principal shareholders of the Company, whether or not for compensation. The Independent Committee was established in December, 1995, met three times during the year ended December 31, 1997, and acted once by unanimous written consent.

      The Right of First Refusal Committee, whose members are Joel Gold, Jay Fabrikant and Jerry Lewis, is generally authorized to consider any rights of first refusal granted to the Company by CFO pursuant to a referral agreement between the Company and CFO (the "Referral Agreement") whereby CFO agreed, under certain conditions, to grant the Company a right of first refusal prior to its acquisition of any new leaseholds or retail optical stores located outside of CFO's existing areas of operations, as well as prior to its acquisition of any retail optical store chain (four or more stores). See "Certain Transactions and Other Matters." The Right of First Refusal Committee did not meet during the year ended December 31, 1997.

                             DIRECTOR COMPENSATION

      Directors who are not employees or officers of the Company or associated with the Company receive $500 for each Board and Committee meeting attended in person, and $250 for each Board and Committee meeting attended telephonically. Further, all Directors are reimbursed for certain expenses in connection with their attendance at Board and Committee meetings.

      On December 12, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining) authorized the grant, to each of Drs. Robert, Alan and Edward Cohen, of options, each having a term of five years, to purchase 66,667 shares of the Company's Common Stock at an exercise price equal to the composite closing price, as quoted on the NASDAQ Stock Market (the "Closing Price") of said Common Stock on the date of grant (December 12, 1997). The grant of such options is subject to the approval of the Company's shareholders at the Annual Meeting and will be issued under the Company's 1995 Stock Incentive Plan. See "Item 2. RATIFICATION OF THE GRANT OF OPTIONS TO DRS. ROBERT, ALAN AND EDWARD COHEN (PROPOSAL NO. 2)".

      On December 12, 1997, the Board of Directors (with Mr. Jay Fabrikant abstaining) authorized the granting of 200,000 options to Jay Fabrikant, a Director of the Company, in exchange for his previously providing and agreeing to provide assistance to the Company in the development and expansion of its third party, managed care programs. The grant of such options is subject to the approval of the Company's shareholders at the Annual Meeting; and, if approved, would: (i) provide for an exercise price per share equal to the Closing Price of the Company's Common Stock on the date of grant (December 12, 1997); and (ii) vest two-thirds immediately and one-third on November 19, 1998. See "Item 3. RATIFICATION OF THE GRANT OF OPTIONS TO MR. JAY FABRIKANT (PROPOSAL NO. 3)".

      On February 12, 1998, the Board of Directors, with Messrs. Joel Gold and Jay Fabrikant abstaining, authorized the grant, to each such individuals, of options, each having a term of ten years, to purchase 10,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price of said Common Stock on the date of grant (February 12, 1998).

      Other than with respect to reimbursement of expenses, Directors who are employees or officers of the Company will not receive additional compensation for service as a Director.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, Directors and greater than ten percent shareholders are required, by SEC regulation, to furnish the Company with copies of all Section 16(a) forms they may file.

      Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with, except for Drs. Robert and Alan Cohen, who were late in filing each of their respective Form 4, and Mr. Jerry Lewis and Mr. William Young, who were late in filing each of their respective Form 3.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

      The following Summary Compensation Table sets forth the compensation of Robert Greenberg, the Chief Executive Officer and President of the Company, since October, 1995, and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the Company's last two (2) completed fiscal years.


                             SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                                                          Compensation
                            Fiscal       Annual Compensation               Securities                 All Other
Name and Principal Position  Year      Salary            Bonus        Underlying Stock Options       Compensation
---------------------------  ----      ------            -----        ------------------------       ------------
Jerry Lewis                 1997       $156,801           --                  250,000                 $34,345 (2)
President, Chief            1996          --              --                     --                      --
Operating Officer,
Director (1)

Robert Greenberg            1997       $210,000       $ 40,000                193,569                 $23,086 (4)
President, Chief            1996       $256,010           --                  193,569                 $30,154 (4)
Executive Officer and
Director (3))

Jerry Darnell               1997       $159,600       $ 71,553(5)             193,569                 $14,786 (6)
Executive Vice              1996       $229,467       $ 30,000(5)             193,569                 $14,786 (6)
President -
Franchising

Joseph Silver               1997       $100,800        $21,600                193,569                $161,844 (7)(8)
Executive Vice              1996       $126,010           --                  193,569                $159,244 (7)(8)
President, Secretary
and General Counsel

Sebastian Giordano
Executive Vice
President - Finance,        1997       $128,100       $ 32,130                 96,782                 $10,200 (10)
Chief Financial             1996       $156,268           --                   96,782                 $10,200 (10)
Officer and Treasurer (9)

Kevin Cambra
Executive Vice              1997        $99,750        $35,104 (12)            96,782                 $ 9,398 (13)
President-Company           1996        $96,651        $36,000 (12)            96,782                 $10,898 (13)
Store Operations (11)


---------
(1) Jerry Lewis was appointed to the position of President and Chief Operating Officer as of May 1, 1997; and was appointed to the positions of Chief Executive Officer and Director in January, 1998.

(2) Represents legal fees advanced by the Company in connection with Mr. Lewis' emigration to the United States, relocation expenses pertaining thereto, life and disability insurance premiums paid by the Company, car allowance payments made to and/or on behalf of Mr. Lewis, and reimbursement of medical insurance deductions.


(3) Mr. Greenberg resigned from his position as President of the Company in May, 1997, and from his positions as Director and Chief Executive Officer of the Company in December, 1997.

(4) Represents car allowance payments made to Mr. Greenberg, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

(5) Includes commissions paid to Mr. Darnell of $31,653 and $30,000 in 1997 and 1996, respectively.

(6) Represents car allowance payments made to Mr. Darnell, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

(7) Includes $132,600 and $130,000 in legal fees paid by Sterling Vision of California, Inc. ("SVCI") in 1997 and 1996, respectively.

(8) Includes car allowance payments made to and/or on behalf of Mr. Silver, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.

(9)  Mr. Giordano resigned from his positions as Executive Vice
     President-Finance, Chief Financial Officer and Treasurer in February,
     1998.

(10) Represents car allowance payments made to Mr. Giordano, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.

(11) Mr. Cambra resigned from his position as Executive Vice President-Company Store Operations in February, 1998.

(12) Represents commissions paid to Mr. Cambra based upon Company store performance.

(13) Represents car allowance payments made to Mr. Cambra, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.

                       OPTION GRANTS IN LAST FISCAL YEAR

      During the fiscal year ended December 31, 1997, an aggregate of 250,000 options were granted by the Company's Compensation Committee to Jerry Lewis, the Company's President, Chief Executive Officer and Chief Operating Officer, which options: (i) have a term of ten years; (ii) provide for an exercise price equal to the Closing Price of the Company's Common Stock on the date of grant (May 1, 1997); and (iii) vest one-third immediately, one-third on May 1, 2000 and one-third subject to the Company achieving certain performance standards, which standards have not yet been agreed to between the members of the Compensation Committee and Mr. Lewis. Other than as described above, no other options were granted by the Company's Compensation Committee to any of the Company's Named Executive Officers.


               AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities         Value of Unexercised In-
                            Shares                            Underlying Unexercised        the-Money Options at FY-
                           Acquired                            Options at FY-End (#)                End ($)*
                         on Exercise           Value
Name                         (#)            Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
----                         ---            ------------     -------------------------     -------------------------

Jerry Lewis                   -                  -                83,333/250,000                     -0-
Joseph Silver                 -                  -               145,178/193,569                     -0-
Jerry Darnell                 -                  -               145,178/193,569                     -0-
Sebastian Giordano            -                  -                 72,587/96,782                     -0-
Kevin Cambra                  -                  -                 72,587/96,782                     -0-


---------

* Based on the Nasdaq Stock Market composite closing price for the last business day of the fiscal year ($5.31). All of the stock options granted to the Named Executive Officers have exercise prices as follows: Mr. Lewis - $8.00; and Messrs. Silver, Giordano, Cambra and Darnell - $6.00.

Stock Price Performance Graph

      The following graph shows the annual cumulative total shareholder return for the fiscal year ended December 31, 1997 based on: (i) an assumed investment of $100; and (ii) no reinvestment of dividends. The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995 at a price of $7.50 per share. The graph compares the Company's performance with that of the S&P 500 Index and a peer group consisting of Cole National Corp.,

National Vision Associates, Ltd., New West Eyeworks, Inc., Sight Resources Corp., and Laser Vision Centers, Inc.

               COMPARISON OF TWO YEARS CUMULATIVE TOTAL RETURN

  Among Sterling Vision, Inc., S&P 500, and the Company selected Peer Group


                                   [GRAPH]

12/20/95    12/31/96    3/32/97    6/30/97    9/30/97    12/31/97
Sterling Vision, Inc.     100         110        111.67      84.14     101.67       75.83

Peer Group                100         102.4      111.47     145.2      151.21      118.27

S&P Index                 100         122.25     124.95     146.08     156.33      160.15

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation committee of the Board of Directors of the Company has furnished the following report on executive compensation:

Philosophy

      The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company's return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term stockholder value.

      The Compensation Committee of the Board of Directors is composed of the following three Directors: Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company's executive officers.

Compensation Structure

      The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

      The annual cash compensation of most of the executive officers, including the Chief Executive Officer, consists primarily of annual salary. The Compensation Committee also has discretion to award bonuses to each of the executive officers. With respect to Kevin Cambra, the executive who was responsible for Company store operations until his resignation in February, 1998, and Jerry Darnell, the executive officer who is responsible for franchising, respectively, the Compensation Committee believes that it was (and is) important to compensate such individuals with a measure that is directly related to the performance of such individuals' areas of responsibility. Accordingly, Mr. Darnell, in addition to his annual base salary, is entitled to a commission for each new franchise agreement entered into by the Company and for each franchise transferred by an existing franchisee to another franchisee, both of which may be reduced if another employee of the Company is entitled to a commission with respect to the same transaction. In addition, Mr. Cambra was entitled to a bonus based upon monthly store performance targets which were set by the Company. Such targets are not disclosed herein because the Board of Directors has determined that it is confidential business information, the disclosure of which might have an adverse effect on the Company.

      Non-cash compensation of executive officers consists of options granted under the Company's 1995 Stock Incentive Plan. The stock options produce value for executives only if the Company's stock price increases over the option exercise price which, for all options granted to Jerry Lewis, is $8.00, for Messrs. Silver, Darnell, Giordano and Cambra, is $6.00, and for Nicholas Shashati, is $7.50. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive's responsibility, the larger this stock-based component of such person's compensation will be. In order to assure the retention of high-level executives and to tie compensation of those executives to the creation of long-term value for shareholders, the Compensation Committee provides that these stock options generally vest over a three to five-year period.

      The compensation of each executive officer is based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he marshals resources and oversees the matters under his supervision, and the degree to which he has contributed to the accomplishments of major tasks that advance the Company's goals.

Executive Officer Compensation for 1997

      During the fiscal year ended December 31, 1997, each of the Company's executive officers, other than Charles Raab and Nicholas Shashati, was employed pursuant to an employment agreement, the purpose of which was to retain the services of such officer and to protect the Company with the establishment of non-compete obligations for former executives. All such employment agreements (other than the employment agreement between the Company and: (i) Mr. Lewis, which became effective on May 1, 1997; and (ii) William

Young, which became effective in March, 1998, were entered into in November, 1995, effective January 1, 1996. The base salary to which each executive officer was entitled for 1997 was based upon the Company's goal of attracting and retaining qualified executives and a comparison of executive base salaries paid to executives of other companies in the retail optical and related industries. During the fiscal year ended December 31, 1997, Mr. Cambra received a bonus of $35,104 based upon the Company-stores' 1997 financial performance; and Mr. Darnell received $31,653 in commissions for the same year.

      Stock options are awarded to the executives by the Compensation Committee. In determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of stock options awarded to other executive officers in a like position, in addition to the other compensation considerations discussed above. During the fiscal year ended December 31, 1997, no Named Executive Officer of the Company, other than Mr. Lewis, was awarded stock options.

      Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

      The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual's, as well as the Company's, overall performance.

Chief Executive Officer Compensation for 1997

      Mr. Greenberg was employed under an employment agreement which became effective on January 1, 1996, and had a one year term that was renewable, at the option of the Company, for successive one year terms not to exceed, in the aggregate, four such additional, successive one year periods. For the year ended December 31, 1997, Mr. Greenberg was paid an annual base salary of approximately $210,000, exclusive of certain performance bonuses.

      The Committee believes that Mr. Greenberg's 1997 salary was reasonable in light of Mr. Greenberg's leadership. The Committee believed that Mr. Greenberg's 1997 compensation level reflected the Committee's confidence in Mr. Greenberg and the Company's desire to retain Mr. Greenberg's talents, as the President, until May, 1997, and Chief Executive Officer of the Company.

      In January, 1997, the Compensation Committee and Mr. Greenberg orally agreed to renew, for an additional one year period, his employment agreement with the Company, as amended by certain modifications thereto, which modifications were orally agreed to between the Company and Mr. Greenberg. See "EMPLOYMENT CONTRACTS".

Dated:  April 1, 1998                     Respectfully submitted:
                                          THE COMPENSATION COMMITTEE
                                          By:   Robert Cohen
                                                Alan Cohen
                                                Joel Gold

Compensation Committee Interlocks and Insider Participation

      Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold served on the Compensation Committee since it was formed in December, 1995. Mr. Gold was a Managing Director of Fechtor, which acted as one of the Underwriters in connection with the Company's initial public offering which was consummated in December, 1995. In addition, in connection with the Company's initial public offering, the Company granted to the Underwriters warrants to purchase 220,000 shares of Common Stock at an exercise price of $9.00 per share, which warrants are exercisable at any time until December 26, 2000. In March, 1996, Fechtor transferred 15,000 of such warrants to Mr. Gold.


                             EMPLOYMENT CONTRACTS

      Sterling previously entered into employment agreements with Robert B. Greenberg, Jerry Darnell, Joseph Silver, Sebastian Giordano and Kevin Cambra, each of which was extended for the 1997 calendar year (but not renewed for the 1998 calendar year) based upon certain modifications (as discussed below) orally agreed to between the Compensation Committee and each such employee, which modifications were deemed necessary by the Compensation Committee as a result of the Company's poor financial performance during the fiscal year ended December 31, 1996.

      In addition: (i) in May, 1997, the Company and Mr. Lewis agreed upon the basic terms of his employment as the President and Chief Operating Officer of the Company, which agreement is in the process of being memorialized into a written agreement; and (ii) in March, 1998, the Company and Mr. William J. Young entered into a written employment agreement pursuant to which he became employed by the Company as its Chief Financial Officer.

      The following summary of certain provisions of these Employment Agreements does not purport to be complete and is subject to, and is qualified in its entirety by, reference to each actual Employment Agreement, copies of which (other than with respect to Messrs. Lewis and Young) were filed as Exhibits to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 8, 1995.

      Under their respective Employment Agreements, as orally extended for the 1997 fiscal year, Messrs. Greenberg, Darnell, Silver and Giordano received an annual base salary of $210,000, $159,600, 100,800 and $128,100, respectively, each of which base salary reflects a 20% reduction in the annual base salary being paid to each such individual as of December 31, 1996; and Mr. Cambra received an annual base salary of $99,750. In addition, due to the Company's poor financial performance for the 1996 fiscal year, each such individual and the Compensation Committee orally agreed to the following, additional modifications to his existing Employment Agreement: (i) the elimination of the automatic, five (5%) percent increase in such base salary which would have otherwise become effective on July 1, 1997; and (ii) except as to Mr. Cambra (whose base salary was not reduced), a quarterly bonus based upon the Company's ability to meet certain, agreed upon, targeted financial performance standards, which bonuses could not, in any quarterly period, exceed such 20% reduction in base salary plus an additional amount equal to ten (10%) percent of the annual base salary that would have otherwise been payable to each such individual, absent such 20% reduction thereof.

      Pursuant to Mr. Darnell's Employment Agreement, as orally renewed for the 1997 calendar year, he was additionally entitled to a commission, not to exceed $2,000, for each franchise agreement transferred by an existing franchisee to another franchisee and for each new franchise agreement entered into by the Company as a result of his efforts, both of which were reduced if another employee of the Company was entitled to a commission with respect to the same transaction.

      Pursuant to Mr. Silver's Employment Agreement, he was additionally entitled to a monthly legal fee payable by SVCI and Sterling Vision BOS, Inc. ("BOS"), two wholly-owned subsidiaries of the Company, pursuant to a separate legal fee retainer agreement that was executed simultaneously with his Employment Agreement and had a term coexistent therewith (the "Legal Fee Retainer Agreement"). Pursuant to the Legal Fee Retainer Agreement, as orally renewed for the 1997 calendar year, BOS and SVCI paid to Mr. Silver, in the aggregate, legal fees of $109,200 (which reflects a 20% reduction in the legal fees being paid to him, by such entities, as of December 31, 1996). The other terms of such Legal Fee Retainer Agreement are substantially similar to his Employment Agreement, including those pertaining to the elimination of the automatic 5% increase in legal fees and the bonus structure discussed above.

      Pursuant to Mr. Cambra's Employment Agreement, as orally renewed for the 1997 calendar year, he was additionally entitled to a bonus based upon monthly Company store performance, which bonus structure was revised, in lieu of a 20% reduction in his base salary.

      Each Employment Agreement with the foregoing individuals, as orally renewed, could be terminated by the Company for cause and permanent disability (as such terms were defined in the respective Employment Agreements) and automatically terminated upon the death of the executive. If the Company terminated the employment of an executive for cause, or if an executive died, the Company was required to pay such executive his compensation accrued through the date of termination. In the case of termination because of permanent disability, an executive was entitled to receive his salary for the three-month period following the commencement of such disability, reduced by all benefits then available to him under any disability insurance policy provided to him by the Company. In addition, each such Employment Agreement entitled the executive to receive a monthly car allowance and premiums for disability and life insurance.

      In addition, under the terms of each such Employment Agreement, each executive was prohibited from competing with the Company during the period of his employment with the Company and for a period of six months thereafter in the event such Employment Agreement was terminated: (i) for cause by the

Company; or (ii) by voluntary termination, by the executive, in violation of his Employment Agreement.

      On May, 1997, the Compensation Committee and Mr. Jerry Lewis, the Company's President and Chief Operating Officer as of May 1, 1997, and its Chief Executive Officer as of January 4, 1998, agreed upon the terms of his employment by the Company (which agreement is in the process of being memorialized into a written agreement), as follows: (i) a term of three (3) years; (ii) an annual base salary of $250,000; (iii) life and disability insurance comparable to those maintained for the individuals identified above;
(iv) a monthly car allowance; (v) reimbursement of Mr. Lewis' relocation expenses to the United States and his legal fees in connection therewith; (vi) reimbursement of Mr. Lewis' medical insurance deductions; (vii) options to purchase up to 250,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price of such Common Stock on the commencement of his employment ($8.00); and (viii) severance pay equal to six months' salary.

      In March, 1998, the Company and William J. Young entered into a written employment agreement pursuant to which Mr. Young was appointed to the position of Chief Financial Officer, effective March 30, 1998. Such agreement provides for: (i) a term of two (2) years; (ii) an annual base salary of $125,000;
(iii) an annual minimum bonus of $12,500; (iv) options to purchase up to 30,000 shares of the Company's Common Stock (one-half of which will vest as of each of April 1, 1999 and 2000) at an exercise price equal to the Closing Price of the Company's Common Stock on March 30, 1998; and (v) a monthly car allowance.

Item 2. RATIFICATION OF THE GRANT OF OPTIONS TO DRS. ROBERT, ALAN AND EDWARD COHEN (PROPOSAL NO. 2)

      On November 29, 1996, the Company borrowed from each of Drs. Robert, Alan and Edward Cohen, on an unsecured basis and for a term of 90 days, the sum of $666,666.67, in exchange for the Company's payment to them of a loan origination fee, in the aggregate amount of $20,000, and interest on said loan, computed at a rate equal to 1% above the prime rate of interest in effect, from time to time, during the term thereof; and on February 27, 1997:
(i) the Company repaid to each such individual fifty (50%) percent of the amount then due thereunder; and (ii) each of such individuals orally agreed to extend the date for repayment of the balance of said loan to May 1, 1997, which balance was paid on such date. The acceptance of said loan was recommended by the Independent Committee and authorized by the Board of Directors (with Drs. Robert, Alan and Edward Cohen abstaining) on November 19, 1996 and, in connection therewith, the members thereof (other than Drs. Robert, Alan and Edward Cohen), based upon a recommendation made to them by the Independent Committee, authorized the grant, to each of Drs. Robert, Alan and Edward Cohen, of options, each having a term of five years, to purchase 66,667 shares of the Company's Common Stock at an exercise price equal to the Closing Price of said Common Stock on the date of such grant (November 19, 1996), which grant was subsequently approved by the Company's shareholders.


      As of the date of the Board of Directors' authorization to accept said loan, the members thereof were of the opinion that the Company could not secure such financing from any alternative sources. Accordingly, the Independent Committee was of the opinion that the granting of said options, subject to shareholder approval, was reasonable, in light of the circumstances under which the loan was to be made (ie., on an unsecured basis), as well as the Company's perceived inability to obtain alternative sources for such financing.

      Notwithstanding the shareholders' approval (at the 1997 Annual Meeting) of such grant of options, each of Drs. Robert, Alan and Edward Cohen subsequently relinquished their respective rights to said options as a result of the negative impact that the issuance of said options would have on the Company's financial statements for the year ended December 31, 1996.

      Thereafter, in December, 1997, the Independent Committee recommended to the Board of Directors that said options again be granted to each of said individuals, which recommendation was approved by the Board of Directors on December 12, 1997, subject to each of said options having an exercise price equal to the Closing Price of the Company's Common Stock on such date, as well as the approval of the grant thereof, by the Company's shareholders (other than Drs. Robert, Alan and Edward Cohen) at the Annual Meeting, which options, if so approved by the shareholders, will be issued under the Company's 1995 Stock Incentive Plan.

Vote Required for Ratification of the Grant of Options to Drs. Robert, Alan and Edward Cohen.

      Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock (other than shares held by any of Drs. Robert, Alan and Edward Cohen) entitled to vote thereon, is necessary for shareholder approval of the grant of the aforesaid options to each of Drs. Robert, Alan and Edward Cohen.

      THE BOARD OF DIRECTORS (WITH DRS. ROBERT, ALAN AND EDWARD COHEN ABSTAINING) RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE GRANTING OF SAID OPTIONS TO EACH OF DRS. ROBERT, ALAN AND EDWARD COHEN.

Item 3.     RATIFICATION OF THE GRANT OF OPTIONS TO MR. JAY FABRIKANT
            (PROPOSAL NO. 3)

      On December 12, 1997, the Board of Directors (with Mr. Fabrikant abstaining) authorized the granting of 200,000 stock options to Mr. Jay Fabrikant, a Director of the Company, in exchange for his agreeing to provide assistance to the Company in the development and expansion of its third party, managed care programs. The grant of such options is subject to the approval of the Company's shareholders at the Annual Meeting and, if approved, would: (i) be issued under the 1995 Stock Incentive Plan; (ii) provide for an exercise price equal to the Closing Price of the Company's Common Stock as of the date of grant (December 12, 1997); and (iii) vest two-thirds immediately and, provided he then continues to provide such services to the Company, one-third on November 19, 1998.

      The Board of Directors believes that it is in the best interests of the Company and its shareholders to obtain such assistance from Mr. Fabrikant and, accordingly, to grant to Mr. Fabrikant such options.

Vote Required for Ratification of the Grant of Options to Mr. Fabrikant.

      Approval by the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock (other than shares held by Mr. Fabrikant) entitled to vote thereon is necessary for the ratification of the Board of Directors grant of the aforesaid options to Mr. Fabrikant

      THE BOARD OF DIRECTORS (WITH MR. FABRIKANT ABSTAINING) RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE GRANTING OF SAID OPTIONS TO MR. FABRIKANT.

Item 4.     RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL NO. 4)

      On or about April 15, 1998, the members of the Registrant's Executive and Audit Committees considered the reappointment of Deloitte & Touche LLP ("Deloitte"), the Company's principal accountants which audited its financial statement for the fiscal years ended December 31, 1995 through December 31, 1997, and determined it was in the best interest of the Company to select another firm of independent public accountants, as the auditors of the Company for the 1998 fiscal year. In response to such determination, certain of the Company's management team commenced their selection process by interviewing a number of other firms of certified public accountants.

      On April 24, 1998, the Audit Committee recommended to the Board that it select Arthur Andersen ("Andersen") as such aditors, which recommendation was so accepted by the Board. Also, on April 24, 1998, Deloitte notified the Company, in writing, of its decision to resign as the Company's auditors, effective immediately.

      As a result of the foregoing, the Board of Directors has appointed the firm of Arthur Andersen LLP ("Andersen"), independent public accountants, as the auditors of the Company (and its subsidiaries) for the 1998 fiscal year, subject to the ratification of such appointment by the Company's shareholders at the Annual Meeting.

      Prior to the appointment of Deloitte, Janover Rubinroit, LLC ("Janover Rubinroit") was the principal accountant for the Company that audited the Company's financial statements. In connection with the Company's initial public offering, the Company and its Underwriters agreed that it would be in the best interests of the Company to retain a "big six" accounting firm as the Company's principal accountants, effective for the audit of the Company's financial statements for the fiscal year ended December 31, 1995, and continuing through December 31, 1997. Accordingly, the Audit Committee, on February 23, 1996, determined to engage Deloitte; and on March 4, 1996, Janover Rubinroit's appointment as principal accountant was terminated by the Company and Deloitte was engaged as the Company's principal accountants. Janover Rubinroit, however, continued and will continue to provide certain tax and advisory services to the Company.

      In connection with the audit of the three fiscal years ended December 31, 1995, 1996 and 1997, the Deloitte reports contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the three fiscal years ended December 31, 1995, 1996 and 1997, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement as part of its Reports. However, Deloitte has indicated to the Company that, if its appointment continued for the 1998 fiscal year, it might be in disagreement with the Company's intended treatment, for financial reporting purposes, of the Company's Senior Convertible Preferred Stock issued as of February 17, 1998.

      If the foregoing appointment of Andersen is not ratified by the shareholders, the Board of Directors will appoint another firm of independent public accountants whose appointment, for any period subsequent to the Annual Meeting, will be subject to the approval of the Company's shareholders at that Meeting.

      A representative of Andersen is expected to be present at the Annual Meeting and will have an opportunity to make a statement, should he or she so desire, and to respond to appropriate questions.

Vote Required for Ratification of Appointment of Auditors

      Ratification of the selection of Andersen, as the Company's independent public accountants, will require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote thereon.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.


                    CERTAIN TRANSACTIONS AND OTHER MATTERS

Fast Cast

      Certain members of the families of Drs. Robert and Alan Cohen collectively own an approximately 10% interest in Fast Cast, of which Dr. Robert Cohen serves as a director. Fast Cast sells equipment to produce ophthalmic lenses, which lenses are made from a patented liquid monomer which must also be purchased through Fast Cast. Until February 1, 1997, the Company operated a laboratory at which ophthalmic lenses were manufactured, on Fast Cast equipment, using such patented monomer (see "Transactions with Dura-Lab, Inc.").


Cohen Fashion Optical

      Drs. Robert, Alan and Edward Cohen are officers and directors of CFO and Real Optical Purchasing Corp. ("REAL"). CFO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name "Cohen's Fashion Optical." As of April 1, 1997, CFO had 70 franchised stores and 20 company-owned stores (including one store operated by an affiliate of CFO); and REAL, which has been in existence since 1984, had five company-owned stores. In addition, CFO also licenses to retail optical stores the right to operate under the name "Cohen's Kids Optical" or "Ultimate Spectacle." As of December 31, 1997, there were 3 Ultimate Spectacle stores located in the State of New York. CFO stores are similar to the Company's retail optical stores. CFO has been offering franchises since 1979 and currently has retail optical stores in the states of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey, New York and Pennsylvania. In the future, Cohen's Fashion Optical, Cohen's Kids Optical or Ultimate Spectacle stores may be located in additional states. As of December 31, 1997, approximately 28 CFO stores were located in the same shopping center or mall as, or in close proximity to, the Company's retail optical stores. It is possible that one or more additional Cohen's Fashion Optical stores, Cohen's Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near one or more of the Company's retail optical stores, thereby competing directly with such of the Company's stores. In addition, the Company's stores and certain of CFO's stores jointly participate, as providers, under certain third party benefit plans obtained by either Sterling or CFO, which arrangement is anticipated to continue in the future.

      On April 9, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert and Alan Cohen abstaining) approved, of the Company entering into an eight and on-half (8 1/2) month consulting agreement with Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen ("MML"). Said agreement provided for compensation computed at the rate of three hundred thousand ($300,000) dollars per annum, and for the granting, to each of Drs. Robert and Alan Cohen, as the designees of MML, of options, each having a term of five years, to each purchase 150,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price of the Company's Common Stock as of the date of such approval ($8.9375). The granting of said options was approved by the Company's shareholders at the 1997 Annual Meeting, were issued under the Company's 1995 Stock Incentive Plan and will vest as follows: one-half (50%) immediately (April 9, 1997); and an additional one-sixth (16.67%) on each of April 9, 1998, 1999 and 2000.

Agreements and Transactions Between the Company and the Cohen Family

      In December, 1995, the Company entered into an agreement with CFO for nominal monetary consideration, providing, among other things, that until the earlier of: (i) three years from the date that the first Insight Laser Center was opened; or (ii) the date that the Drs. Robert, Alan and Edward Cohen and certain members of each of their respective, immediate families (collectively, the "Cohen Family") shall cease to beneficially own, directly or indirectly, an aggregate of 50% or more of the issued and outstanding shares of Common Stock of either the Company or CFO, CFO will use reasonable efforts to refer, and to cause its franchisees to refer, all of their respective customers who are interested in photorefractive kerectectomy (a procedure performed with an excimer laser to correct certain degrees of myopia; hereinafter "PRK") exclusively to the Company's Insight Laser Centers, and will not develop any managed eyecare centers offering PRK.

      In addition, such agreement provides that until the earlier of: (i) three years from December 26, 1995; or (ii) the date that the Cohen Family shall cease to beneficially own, directly or indirectly, an aggregate of 50% or more of the issued and outstanding shares of Common Stock of either the Company or CFO, CFO will grant to the Company a right of first refusal prior to its acquisition of any new leaseholds or retail optical stores located outside of CFO's existing areas of operations, as well as prior to its acquisition of any retail optical store chain (four or more stores), wherever located; provided, however, that such agreement will not apply to CFO's unaffiliated franchisees or licensees. In connection with this agreement, the Company appointed the Right of First Refusal Committee. During the fiscal year ended December 31, 1997, CFO, to the best of the Company's knowledge, did not acquire any stores which were subject to the Company's right of first refusal. See "Committees of the Board."

      In September, 1995, CFO assigned its rights to one excimer laser to the Company for nominal consideration, although Sterling reimbursed CFO for all lease payments previously made by CFO with respect to such excimer laser.

      During the fiscal year ended December 31, 1997, CFO has purchased ophthalmic lenses from the Company's ophthalmic laboratory located in Roslyn, New York. In addition, during the fiscal year ended December 31, 1997, CFO purchased products fabricated from the Company's poster reproduction system. The Company believes that the terms of these transactions were as favorable to the Company as could have been obtained from an unrelated party.

      An entity owned by Drs. Robert, Alan and Edward Cohen is the lessee of an office building located in East Meadow, New York. In April, 1996, the Company relocated all of its corporate offices to this building and initially subleased approximately 22,000 square feet (approximately 60% of the building), on a "net lease" basis, for a term of ten years at an aggregate base rental (in addition to a pro rata share of the building's real estate taxes and costs of operations) of $221,796 for the first three years, which amount increases gradually over the remainder of the term of the sublease. In February, 1998, the Company and such entity voluntarily agreed to reduce such space by approximately 2,500 square feet and, in connection therewith, agreed on a pro-rata reduction of such occupancy costs. The balance of the space not utilized by the Company is subleased to CFO, Fast Cast and an unrelated third party. The Company believes that the Company's rent with respect to such space is equal to the fair market rental value of such space. Such transaction was approved by the Independent Committee on February 23, 1996.

Matter Relating to Robert B. Greenberg

      During 1994, Sterling loaned to Mr. Robert B. Greenberg, a Director and the President and Chief Executive Officer of Sterling, an aggregate of $190,000 at a fluctuating rate of interest equal to the prime rate in effect from time to time. The loan was made in connection with Mr. Greenberg's relocation to New York, when he became President of Sterling. As of December 31, 1997, Mr. Greenberg owed approximately $111,000 on such loans. As part of his 1996 compensation package, the Compensation Committee, in March, 1997: (i) agreed to forgive all interest payable on such loans through December 31, 1996; (ii) agreed to extend the period for the repayment of the principal of said loans over a term of sixty months, commencing February 1, 1997; and (iii) in connection with the foregoing, agreed to reduce the interest rate thereon to six (6%) percent per annum.

      Effective January 1, 1998, the Company and Mr. Greenberg severed their relationship and entered into an agreement pursuant to which: (i) Mr. Greenberg received severance pay of $17,500 per month for the months of January through March, 1998, on the condition that he continued to provide certain real estate consulting services to the Company during said period; and
(ii) Mr. Greenberg will receive severance pay, at the rate of $17,500, for the months of April through June, 1998, reduced by all compensation earned by Mr. Greenberg, during such period, in excess of $10,000.

Matter Relating to Joel Gold

      In connection with the Company's issuance and private placement, in February, 1997, of its Convertible Debentures, Due August 25, 1998, the Company paid to L. T. Lawrence & Co., Inc. a fee of $480,000. Joel Gold, a Director of the Company, was a Managing Director of L. T. Lawrence & Co., Inc. at such time.

Franchise Interest by Certain Members of Management and their Families

      Joseph Silver, together with his wife, are the shareholders of RJL Optical, Inc. ("RJL"), the franchisee of the Sterling Optical Center located in Great Neck, New York. In November, 1995, RJL entered into a management agreement whereby the Company operates such store on behalf of RJL in exchange for the payment to it of a fee, equal to 5% of the gross revenues of the store, subject to such store generating sufficient cash flow proceeds to pay such amount. In addition, RJL has agreed to sell the assets of, and the franchise for, its Sterling Optical Center at a certain established, minimum purchase price.

Transactions with Dura-Lab, Inc.

      In February, 1997, the Company, in connection with the closing of its Roslyn, New York laboratory facility, delivered and orally agreed to sublease to Dura-Lab, Inc. ("Dura-Lab"), a company owned, in part, by Jeffrey Cohen, a principal shareholder of the Company and the son of Dr. Robert Cohen, four of its Fast Cast lens manufacturing systems at a rental less than the amount of rent payable by the Company under the equipment leases pursuant to which the Company financed the cost of such systems, which lesser amount was agreed to by the Company due to the age and condition of the systems delivered to Dura-Lab.

      In addition to the foregoing, in March, 1997, the Company commenced purchasing a portion of its ophthalmic lenses from Dura-Lab at prices which the Company believes to be not more than those charged by other distributors of similar type lenses.

Tax Indemnities

      In connection with the Company's initial public offering, the Company agreed to indemnify the shareholders of the Company immediately prior to the Company's initial public offering for any tax liability arising from a determination, after consummation of the initial public offering, that the Company's reported income was understated for any period prior to the consummation of the initial public offering; provided that such indemnity is limited to an adjustment equal to the amount by which the Company's deferred tax liability is reduced as a result of such determination. Additionally, if and to the extent any shareholder, who was a shareholder immediately prior to the Company's initial public offering, receives a tax refund as a result of a determination, after consummation of the initial public offering, that the Company's reported income was overstated for any period prior to the consummation of the initial public offering, such shareholder will be required to pay such amount to the Company.


                                    GENERAL

Other Matters

      The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine, in their discretion.

      The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is being mailed to shareholders together with this Proxy Statement.

Solicitation of Proxies

      The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, Directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in connection therewith.

      Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person, is urged to fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return and envelope.

Shareholder Proposals

      If any shareholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Shareholders and desires to have such proposal included in the Proxy Statement and form of Prosy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1500 Hempstead Turnpike, East Meadow, New York 11554, Attention: Joseph Silver, not later than December 31, 1998.

                                          By Order of the Board of Directors

                                          By:   \s\Joseph Silver
                                                --------------------------
                                                JOSEPH SILVER,
                                                Secretary

PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    OF STERLING VISION, INC.

      ANNUAL MEETING OF SHAREHOLDERS: FRIDAY, JUNE 26, 1998

     The undersigned shareholder of Sterling Vision, Inc., a New York corporation (the "Company"), hereby appoints Dr. Robert Cohen, Mr. William Young and Joseph Silver, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock of Sterling Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554 at 10:00 a.m. (local time), on Friday, June 26, 1998, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the nominees listed in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3 and "FOR" Proposal No. 4. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

    ----------------------------------------------------------------------
                             FOLD AND DETACH HERE

Please mark       |X|                                       |X|
your votes as
indicated in
this example

The Board of Directors recommends a vote "FOR" Items 1 through 4


Item 1 - ELECTION OF CLASS 1 DIRECTORS:

                  FOR     WITHHELD
NOMINEES:
Jerry Lewis       |_|       |_|
Jay Fabrikant     |_|       |_|
Edward Cohen      |_|       |_|

WITHHELD FOR: (Write that nominee's name in the space provided below):

----------------------------------------------



                                       FOR     AGAINST     ABSTAIN

ITEM 2-APPROVAL OF THE GRANT OF        |_|       |_|         |_|
       66,667 STOCK OPTIONS TO
       EACH OF DRS. ROBERT, ALAN
       AND EDWARD COHEN

ITEM 3-APPROVAL OF THE GRANT OF        |_|       |_|         |_|
       200,000 STOCK OPTIONS TO
       JAY FABRIKANT

ITEM 4-RATIFICATION OF APPOINTMENT     |_|       |_|         |_|
       OF ARTHUR ANDERSEN LLP

          The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the meeting.



Signature:
           ---------------------------------


Signature:
           ---------------------------------


Date:
           ---------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.